Exhibit 99.1

MAXIMUS

MAXIMUS REPORTS RECORD REVENUE OF $173.7 MILLION FOR THE THIRD QUARTER
AND EARNINGS OF $0.47 PER DILUTED SHARE

(RESTON, Va. – August 3, 2005) – MAXIMUS (NYSE: MMS), a leading provider of consulting, systems solutions and operations management primarily to government, today reported results for its fiscal third quarter and nine months ended June 30, 2005.

Third quarter highlights include:

•                  Third quarter revenue increased 8.4% to a quarterly record of $173.7 million, compared to revenue of $160.2 million reported for the same period last year,

•                  Net income for the third quarter was $10.1 million, or $0.47 per diluted share, which was ahead of consensus estimates,

•                  Cash provided by operations for the three months and nine months ended June 30, remained healthy at $11.9 million and $49.1 million respectively,

•                  Cash, cash equivalents and marketable securities totaled $163.6 million at quarter end,

•                  DSOs improved to 93 days at June 30, 2005, versus 95 days at June 30, 2004,

•                  Awarded a five-year $370 million subcontract as part of the Texas ACCESS Alliance for the implementation and operation of integrated eligibility and enrollment for Texas health and human services programs,

•                  Year-to-date contracts signed topped  $1.1 billion which is already the Company’s largest sales year ever, awarded but unsigned contracts totaled $243 million and sales pipeline was $1.2 billion at July 28, 2005,

•                  The Company paid a quarterly cash dividend of $0.10 per share.

Revenue for the third quarter grew 8.4% to a quarterly record of $173.7 million compared to $160.2 million for the third quarter of fiscal 2004.  Net income for the third quarter was $10.1 million, or $0.47 per diluted share, compared to $9.9 million, or $0.45 per diluted share, last year.  For the nine months ended June 30, 2005, revenue increased 6.8% to $480.2 million compared to $449.8 million for the same period last year.  For the nine-month period, net income totaled $28.7 million, or $1.33 per diluted share, compared to net income of $28.6 million, or $1.29 per diluted share, reported for the nine-month period last year.

“In the third quarter, we delivered financial results that met our objectives, and we remain on track to achieve previously forecasted results for the full year,” commented Lynn Davenport, Chief

Executive Officer.  “Fiscal 2005 is already a landmark sales year for the Company with $1.1 billion in year-to-date signed contracts at the end of July.  Perhaps most important was our strategic win on the Texas integrated eligibility contract which provides MAXIMUS with increasing momentum as we close out the year and move into fiscal 2006.  Building upon other recent awards in California and British Columbia, we are in an increasingly competitive position to pursue larger outsourcing and technology opportunities as they emerge.  We are striving to expand our capabilities, service portfolio and base of government clients in this more favorable market environment.”

In the third quarter, year-over-year revenue growth was driven primarily from new work in the Operations and Consulting Segments.  However, pre-contract and start-up expenses on certain large Operations contracts resulted in lower margins for the period.  Partially offsetting these costs were profitability gains in the Consulting practice.

Consulting

Consulting Segment revenue for the third quarter was 17% of total Company revenue and increased 20% to $30.1 million compared to $25.2 million last year.  Consulting revenue grew as a result of new contracts and related license fees within the Education Group as well as the successful completion of contingency-based work in the Management and Financial Services Group.  Operating income improved to $4.6 million with an operating margin of 15%.  Profitability gains were attributable to higher revenue with a favorable mix and the impact of previously implemented cost-reduction initiatives.

Systems

Systems Segment revenue totaled $34.2 million, or 20% of total Company revenue for the period, compared to $36.8 million reported in the third quarter of 2004.  Systems operating income for the third quarter totaled $1.2 million, compared to $4.2 million recorded for the same period a year ago.  The Segment's weakness in the quarter as compared to last year was a result of lower license revenue and the completion of a number of contracts that were at the height of their project cycles in fiscal 2004, including work in the areas of Justice Solutions and Federal identification management work in Enterprise Services.  Management actions completed early in the third quarter, including certain cost reductions, are expected to contribute to improved profitability in the fourth quarter.

Operations

Revenue for the Operations Segment represented 63% of total Company revenue and increased 11.2% in the quarter to $109.3 million compared to $98.2 million recorded in the same period a year ago, driven principally by the contribution of new work including the British Columbia Health Operations contract.  As expected, total operating income decreased year-over-year to $9.0 million with an operating margin of 8.2%.  Decreases in operating income and margin resulted from the anticipated loss on the start-up of the British Columbia contract for the second half of fiscal 2005 and other pre-contract expenses.  The British Columbia contract is expected to be profitable in fiscal 2006.

The Operations Segment is comprised of the Company’s Health Services and Human Services practices.  Health Services revenue increased 18% to $69.8 million for the third quarter versus $59.2 million reported for the same period last year driven principally by new work.  Human Services revenue for the third quarter was $39.4 million versus $39.0 million reported for the same period a year ago.  Third quarter operating margin was 9.2% for Health Services and 6.6% for Human Services.

Sales and Pipeline Activity

Year-to-date signed contract wins through July 28, 2005 totaled $1.1 billion, compared to $324 million reported at July 29, 2004. New contracts pending at July 28, 2005 (awarded but unsigned) totaled $243 million compared to $352 million, reported for the same period last year.  Sales opportunities at July 28, 2005 totaled $1.2 billion (consisting of $258 million in proposals pending, $296 million in proposals in preparation, and $617 million in proposals tracking) compared to $1.3 billion reported at July 29, 2004.

Liquidity and Dividend

The Company generated cash from operations totaling $11.9 million in the third quarter and $49.1 million year-to-date.  Days Sales Outstanding at June 30, 2005 improved to 93 days compared to 95 days reported for the same period last year.

At June 30, 2005, cash, cash equivalents and marketable securities totaled $163.6 million.  During the third quarter, interest income increased to $1.2 million principally from higher interest rates on invested cash as part of the Company’s cash management program.  Under its stock repurchase program, the Company repurchased approximately 130,000 shares of common stock and has approximately $27.1 million available for future stock repurchases.  On May 31, 2005, MAXIMUS paid a quarterly cash dividend of $0.10 per share.

Outlook

For fiscal 2005, the Company is narrowing the range for its full year estimates.  The Company now expects revenue in the range of $635 million to $645 million and earnings per diluted share of $1.78 to $1.83.

Mr. Davenport concluded, “We are certainly pleased with results this quarter.  Moreover, the achievements realized against the Company’s six-point plan undertaken during fiscal 2005, along with our record sales of $1.1 billion new contracts signed, are a solid foundation for accelerating growth in fiscal 2006.”

The Company will host a conference call on Thursday, August 4, at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Information page of the Company’s website at www.maximus.com or by calling:

800.552.8050(Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through Thursday, August 11, 2005.  Callers can access the replay by dialing:

Replay: 800.207.7077 or 913.383.5767

PIN: 4188

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,100 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997) on May 9, 2005.

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2004	June 30, 2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,854	$64,978
Marketable securities	47,400	98,615
Restricted cash	1,379	1,758
Accounts receivable – billed, net of reserves of $5,567 and $7,967	111,834	128,166
Accounts receivable – unbilled	42,280	44,679
Prepaid expenses and other current assets	9,673	8,103
Total current assets	304,420	346,299

Property and equipment, at cost	52,676	58,367
Less accumulated depreciation and amortization	(26,983)	(31,430)
Property and equipment, net	25,693	26,937
Capitalized software	30,918	38,396
Less accumulated amortization	(12,667)	(15,389)
Capitalized software, net	18,251	23,007
Deferred contract costs, net	15,475	20,471
Goodwill	84,886	85,537
Intangible assets, net	9,807	8,265
Other assets, net	6,215	6,563

Total assets	$464,747	$517,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,476	$41,641
Accrued compensation and benefits	21,224	23,390
Deferred revenue	21,195	28,534
Income taxes payable	—	1,722
Deferred income taxes	1,930	2,267
Current portion of capital lease obligations	1,649	1,540
Other accrued liabilities	1,432	1,785
Total current liabilities	74,906	100,879
Capital lease obligations, less current portion	5,108	3,988
Deferred income taxes	10,766	15,630
Other liabilities	419	—

Total liabilities	91,199	120,497

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,319,847 and 21,322,091 shares issued and outstanding at September 30, 2004 and June 30, 2005, at stated amount, respectively	147,966	146,346
Accumulated other comprehensive loss	(345)	(97)
Retained earnings	225,927	250,333

Total shareholders’ equity	373,548	396,582

Total liabilities and shareholders’ equity	$464,747	$517,079

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2005	2004	2005
Revenue	$160,158	$173,658	$449,759	$480,204
Cost of revenue	114,696	126,427	317,083	344,853
Gross profit	45,462	47,231	132,676	135,351
Selling, general and administrative expenses	29,340	31,741	86,245	90,004
Income from operations	16,122	15,490	46,431	45,347
Interest and other income, net	291	1,229	819	2,032
Income before income taxes	16,413	16,719	47,250	47,379
Provision for income taxes	6,483	6,604	18,664	18,715
Net income	$9,930	$10,115	$28,586	$28,664

Earnings per share:
Basic	$0.46	$0.47	$1.32	$1.35
Diluted	$0.45	$0.47	$1.29	$1.33

Dividends per share	$—	$0.10	$—	$0.20

Weighted average shares outstanding:
Basic	21,664	21,298	21,612	21,303
Diluted	22,071	21,599	22,095	21,595

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended June 30,
	2004	2005

Cash flows from operating activities:
Net income	$28,586	$28,664

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,203	5,392
Amortization	4,366	5,334
Deferred income taxes	11,151	5,201
Tax benefit due to option exercises and restricted stock units vesting	3,604	1,570
Non-cash equity based compensation	809	927

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(7,667)	(16,332)
Accounts receivable - unbilled	(11,380)	(2,399)
Prepaid expenses and other current assets	(1,511)	1,128
Deferred contract costs	(5,758)	(4,997)
Other assets	(4,360)	(329)
Accounts payable	4,168	14,166
Accrued compensation and benefits	(1,705)	2,166
Deferred revenue	2,195	7,338
Income taxes payable	(971)	1,722
Other liabilities	(526)	(443)

Net cash provided by operating activities	26,204	49,108

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(6,429)	(651)
Purchases of property and equipment	(4,961)	(6,637)
Capitalized software costs	(6,212)	(8,548)
Decrease (increase) in marketable securities	62	(50,983)
Other	165	442

Net cash used in investing activities	(17,375)	(66,377)

Cash flows from financing activities:
Employee stock transactions	21,340	7,872
Repurchases of common stock	(15,133)	(11,990)
Payments on capital lease obligations	(797)	(1,230)
Dividends paid	—	(4,259)

Net cash provided by (used in) financing activities	5,410	(9,607)

Net increase (decrease) in cash and cash equivalents	14,239	(26,876)

Cash and cash equivalents, beginning of period	117,372	91,854

Cash and cash equivalents, end of period	$131,611	$64,978

The following table provides certain financial information for each of the Company’s business segments (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2005	2004	2005
Revenue:
Consulting	$25,150	$30,149	$76,586	$79,939
Systems	36,778	34,237	106,547	102,748
Operations	98,230	109,272	266,626	297,517
Total	$160,158	$173,658	$449,759	$480,204

Income from Operations:
Consulting	$1,965	$4,553	$7,262	$6,135
Systems	4,195	1,203	12,416	9,362
Operations	9,425	9,012	25,623	27,665
Consolidating adjustments	537	722	1,130	2,185
Total	$16,122	$15,490	$46,431	$45,347